Exhibit 5.1

Harney Westwood & Riegels 14th Floor, Alexandra House 18 Chater Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

March 25, 2026

DRAFT

raymond.ng@harneys.com

+852 5806 7883

059598-0004-RLN

Fenbo Holdings Limited

Unit J, 19/F, World Tech Centre

95 How Ming Street

Kwun Tong

Kowloon, Hong Kong

Dear Sir or Madam

Fenbo Holdings Limited (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have acted as Cayman Islands advisers to the Company in connection with the Company’s registration statement on Form F-1 (the Registration Statement), including all amendments or supplements thereto, and accompanying prospectus (the Prospectus) filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), relating to the offering, on a reasonable best-efforts basis, up to US$10,000,000 Units (the Units). Each Unit consists of (i) one Class A Ordinary Share (as defined below) (the Offer Shares) and (ii) one accompanying warrant (the Warrants) to purchase two Class A Ordinary Shares (the Warrant Shares). In this opinion Companies Act means the Companies Act (2026 Revision) of the Cayman Islands.

We are furnishing this opinion as Exhibits 5.1, 8.1 and 99.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: M Chu | Y Fan | SG Gray | IC Groark | SO Karolczuk | PM Kay | MW Kwok

IN Mann | BP McCosker | R Ng | PJ Sephton

Anguilla | Bermuda | British Virgin Islands Cayman Islands | Cyprus | Dubai | Hong Kong | Jersey London | Luxembourg | Shanghai | Singapore harneys.com

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the authorised share capital of the Company is US$30,300.00 divided into 303,000,000 shares comprising 285,000,000 class A ordinary shares of par value of US$0.0001 each (the Class A Ordinary Shares) and 18,000,000 class B ordinary shares of par value of US$0.0001 each.

3	Offering of Units. The offering of the Units as contemplated in the Registration Statement have been duly authorised.

4	Issuance of Offer Shares. The allotment and issuance of the Offer Shares as contemplated in the Registration Statement have been duly authorised. When the Offer Shares are allotted, issued and fully paid for in accordance with the Registration Statement, and when the name(s) of the shareholder(s) are entered in the register of members of the Company, the Offer Shares will be validly issued, fully paid and non-assessable.

5	Issuance of Offer Warrants and Warrant Shares. The issuance of the Warrants and (upon exercise of the Warrants) the allotment and issuance of the Warrant Shares as contemplated by the Registration Statement have been duly authorised. When the Warrant Shares are allotted, issued and fully paid for in accordance with the Registration Statement and the Warrants, and when the name(s) of the shareholder(s) are entered in the register of members of the Company, the Warrant Shares will be validly issued, fully paid and non-assessable.

6	Cayman Islands Law. The statements under the headings “Enforceability of Civil Liabilities – Cayman Islands”, “Description of Securities”, “Certain Cayman Islands Company Considerations” and “Material Tax Considerations – Cayman Islands Tax Considerations” in the Prospectus, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities – Cayman Islands”, “Material Tax Considerations – Cayman Islands Tax Considerations”, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

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Schedule 1

List of Documents Examined

1	A copy of the certificate of incorporation of the Company dated 30 September 2022.

2	A copy of the amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 29 September 2025.

3	A copy of the certificate of good standing in respect of the Company issued by the Registrar of Companies dated [date].

4	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the Court Register) via the Court’s Digital System (as defined in Schedule 3) conducted on [date] (the Court Search Date).

5	A copy of the register of directors and officers of the Company provided to us on [date].

6	A copy of the unanimous written resolutions of the board of directors of the Company dated [date] (the Resolutions).

7	A certificate from a director of the Company dated [date], a copy of which is attached hereto (the Director’s Certificate).

8	A copy of the Registration Statement to be filed with the Commission on or about the date of this opinion.

(1 to 7 above are the Corporate Documents, and 1 to 8 above are the Documents).

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Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the transactions contemplated under the Registration Statement to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated under the Registration Statement which has not been properly disclosed in the Resolutions.

2	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, and all copies of Documents are true and correct copies.

3	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

4	Director’s Certificate. The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this opinion.

5	Court Search. The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

6	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

7	Resolutions. The Resolutions passed as written resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

8	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

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Schedule 3

Qualifications

1	Stamp Duty. Cayman Islands stamp duty may be payable if any original document is executed in, brought to, or produced before a court of, the Cayman Islands.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4	Meaning of Non-Assessable. In this opinion the phrase non-assessable means, with respect to any Resale Share, that a shareholder shall not, in respect of the relevant Resale Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

6	Court Search. The search of the Court has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

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